Exhibit 99.1

Contacts:
Media Relations
James Fisher
703-433-8677
james.w.fisher@sprint.com
Investor Relations
Kurt Fawkes
800-259-3755
Investor.relations@sprint.com

SPRINT NEXTEL REPORTS FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

•	Wireless profitability declines; increased contribution from Wireline

•	Growth in Wireless data and Internet services offset by lower voice revenues

•	Full-year revenues of $40.1 billion, free cash flow* of $2.2 billion

•	Goodwill impairment charge of $29.7 billion recorded in fourth quarter

•	Company takes actions to increase financial flexibility

Segment Results

Wireless

•

Fourth quarter revenues were $8.5 billion, a 2% sequential decline and a 6% decline from the fourth quarter of 2006. Data revenues increased 12% sequentially and 26% year-over-year. Full-year revenues were $34.7 billion, a 1% decline compared to full-year 2006, primarily driven by lower equipment revenue.

•

Adjusted Operating Income* was $168 million in the fourth quarter, compared to $514 million in the third quarter and $652 million in the fourth quarter a year ago. The decline in profitability in the quarter was due to lower service revenues and higher SG+A expenses.

•

Adjusted OIBDA* was $2.2 billion for the quarter, compared to $2.6 billion in the third quarter and $2.9 billion in the prior fourth quarter. Fourth quarter Adjusted OIBDA* exceeded capital expenditures by more than $800 million, and for the full year the excess was $4.9 billion compared to $5.8 billion for all of 2006.

Wireline

•

Fourth quarter revenues were $1.6 billion, a modest sequential increase and a decline of 1% compared to the fourth quarter of 2006. Internet Protocol (IP) revenues increased 11% sequentially and 42% on an annual basis. Full-year 2007 revenues were $6.5 billion compared to $6.6 billion in 2006.

•

Adjusted Operating Income* in the fourth quarter was $178 million compared to $158 million in the third quarter and $116 million in the fourth quarter of 2006. Profitability in the quarter partially benefited from a patent licensing agreement.

•

Fourth quarter Adjusted OIBDA* of $320 million compares with $290 million in the third quarter and $263 million in the same period a year ago. Adjusted OIBDA* exceeded capital expenditures by more than $100 million for the quarter and more than $400 million for the full year.

OVERLAND PARK, Kan. – Feb. 28, 2008 — Sprint Nextel Corp. (NYSE: S) today reported fourth quarter and full-year 2007 financial results. Consolidated net operating revenues in the quarter were $9.8 billion, compared to $10.4 billion in the fourth quarter of 2006. Full-year 2007 revenues were $40.1 billion versus $41.0 billion in 2006. In the quarter, the company recorded a non-cash goodwill impairment charge of $29.7 billion. The net loss for the quarter was $29.5 billion or $10.36 diluted loss per share compared to net income of $261 million or 9 cents diluted earnings per share in the fourth quarter a year ago.

After adjusting for the goodwill impairment charge, as well as the effects of other special items and merger-related amortization costs, Adjusted EPS before Amortization* was 21 cents in the fourth quarter of 2007, compared to 29 cents in the fourth quarter of 2006. The decline in earnings is due to a reduced contribution from Wireless, partially offset by an improved contribution from Wireline, an investment gain and an income tax benefit in the fourth quarter of 2007.

As previously reported, wireless subscribers declined 108,000 in the fourth quarter, due to gains in wholesale and Boost Unlimited subscribers offset by decreases in iDEN post-paid and traditional Boost pre-paid users. For the quarter, post-paid churn was 2.3%, matching the third quarter of 2007 and the fourth quarter of 2006. Wireless post-paid ARPU in the quarter was a little more than $58, a 1% sequential decline and a 4% decrease compared to the fourth quarter of 2006. ARPU continues to be pressured by lower voice contributions, partially offset by growth in data services.

“The fourth quarter financial results reflect the challenges facing our Wireless business,” said Dan Hesse, Sprint Nextel CEO. “We are making significant changes across the organization in an effort to improve execution, stabilize our customer base and deliver on the opportunity provided by our assets. Given current deteriorating business conditions, which are more difficult than what I had expected to encounter, these changes will take time to produce improved operating performance, and our near-term subscriber and financial results will continue to be pressured. Additionally, in light of current capital market conditions, we are taking steps to increase our financial flexibility and mitigate refinancing risk by borrowing funds from a revolving credit facility and discontinuing declaring a dividend for the foreseeable future.

“Internally, we have rolled out a unified company culture focused on accountability and on providing a superior customer experience. We plan to share some of our initiatives for improving the customer experience and operations next quarter. Strategic assessments and changes may take longer to complete,” Hesse said.

CONSOLIDATED RESULTS

TABLE No. 1 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended December 31,		% Δ	Year-to-Date December 31,		% Δ
	2007	2006		2007	2006
Financial Data
Net operating revenues	$9,847	$10,438	(6)%	$40,146	$41,003	(2)%
Adjusted operating income*	235	770	(69)%	1,777	3,108	(43)%
Adjusted OIBDA*	2,455	3,174	(23)%	10,800	12,700	(15)%
(Loss) Income from continuing operations	(29,452)	261	NM	(29,580)	995	NM
Adjusted earnings per share before amortization*	$0.21	$0.29	(28)%	$0.88	$1.18	(25)%
Diluted (loss) earnings per share from continuing operations	$(10.36)	$0.09	NM	$(10.31)	$0.34	NM
Capex	$2,009	$2,612	(23)%	$6,458	$7,057	(8)%
Free cash flow*	$211	$421	(50)%	$2,182	$2,759	(21)%

The following is a discussion of consolidated results:

•	Lower revenues in the quarter are principally due to a decline in Wireless contribution.

•

In the quarter, net special items reduced reported GAAP losses by $10.42 per share. In addition to the goodwill impairment charge, special items include pre-tax charges of $119 million for merger and integration costs related to the Sprint-Nextel merger and associated acquisitions, $56 million for severance, exit costs and asset impairments, pre-tax gains of $44 million from litigation and insurance settlements, and $60 million from an investment. Special items are detailed in the Notes to Financial Data.

•	Adjusted OIBDA* exceeded capital expenditures by $446 million in the fourth quarter and $4.3 billion for the full year.

•

Consolidated results for the fourth quarter of 2007 include $98 million in operating expenses and $250 million in capital investments associated with the WiMAX initiative. For the full-year 2007, WiMAX operating expenses were $193 million, and capital expenditures were $384 million.

•	Interest expense, net of interest income, was $306 million, compared to $333 million in the fourth quarter a year ago.

•

The company had an effective income tax benefit rate of 1% in the quarter compared to an effective income tax expense rate of 31% in the year-ago period. The 2007 effective tax rate was impacted by the goodwill impairment charge and a $105 million benefit related to state income tax law changes.

•	Net debt* at the end of the fourth quarter of 2007 was $19.7 billion. This compares to $19.9 billion at the end of the third quarter and $20.1 billion at the end of 2006.

•	Fourth quarter non-cash compensation expense was $68 million compared to $80 million in 2006.

•

On Feb. 27, 2008, Sprint Nextel borrowed $2.5 billion in principal amount under its revolving credit facility. The company has no immediate need for additional liquidity, but in light of current market conditions borrowed the funds to provide greater financial flexibility and to mitigate any potential financing risk related to $1.25 billion in bonds that mature in November 2008, as well as the approximately $400 million outstanding under our commercial paper program, and $600 million of bonds that mature in May, 2009. The company has no other material refinancing scheduled until 2010. About $500 million of borrowing capacity remains available under the revolving credit facility.

•	Sprint Nextel’s Board of Directors has determined that the company will not declare a dividend for the foreseeable future, in an effort to retain greater financial flexibility.

•	The company did not make any purchases under its $6 billion stock buyback authorization in the fourth quarter of 2007 or in the first quarter of 2008. This authorization expired in January 2008.

WIRELESS RESULTS

TABLE No. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended December 31,		% Δ	Year-to-Date December 31,		% Δ
	2007	2006		2007	2006
Financial Data
Net operating revenues	$8,497	$9,001	(6)%	$34,700	$35,101	(1)%
Adjusted operating income*	168	652	(74)%	1,429	2,592	(45)%
Adjusted OIBDA*	2,245	2,909	(23)%	9,914	11,678	(15)%
Adjusted OIBDA margin*	28.7%	35.5%		30.9%	36.6%
Capex[1]	$1,404	$2,238	(37)%	$4,991	$5,846	(15)%

[1]	Capex includes re-banding capital, but excludes rebanding costs related to FCC licenses.

The following is a discussion of Wireless results:

Subscribers

•

Wireless had 53.8 million total subscribers at the end of 2007. This compares with 53.1 million subscribers at the end of 2006. The net growth of 700,000 subscribers for the year reflects a gain of 1.9 million subscribers in prepaid and wholesale segments, offset by a net decline of 1.2 million in direct and affiliate post-paid subscribers.

•

At the end of the fourth quarter, Sprint Nextel served a little more than 35 million subscribers on the CDMA platform, 17.3 million on iDEN and 1.4 million PowerSource subscribers who access both platforms.

•	The year-end subscriber base consists of approximately 76% post-paid users, 9% prepaid, and 15% in wholesale and affiliates.

•

In the fourth quarter, total post-paid subscribers declined 683,000 due to a loss of iDEN users. In the third quarter of 2007, post-paid subscribers declined by 337,000. The increased loss of post-paid subscribers in the fourth quarter reflects lower gross additions, partially offset by fewer deactivations.

•

Prepaid net additions for the quarter were 55,000. Prepaid includes 257,000 net additions on the Boost Unlimited plan, and a decline of 202,000 traditional Boost prepaid users. Boost Unlimited is now available to about a third of the U.S. population.

•	Wholesale channels added 500,000 subscribers in the quarter.

•

In the fourth quarter, Sprint Nextel enhanced its device lineup with the addition of the Touch by HTC™ , the Rumor™ by LG®, The Buzz+™ ic602 by Motorola, the Centro™ by Palm®, the BlackBerry® Pearl™ 8130 and two new USB connection cards.

Churn

•	Overall, post-paid churn was 2.3% in the quarter.

•	In the fourth quarter, the post-paid churn rate was flat with the third quarter for both the iDEN and CDMA bases.

•	Boost pre-paid churn was 7.5% compared to 6.2% in the third quarter of 2007 and 6.5% in the fourth quarter of 2006.

Revenues/ARPU

•

Net operating revenues declined 2% sequentially and 6% compared to the fourth quarter of 2006. Service revenues declined 3% sequentially and 5% year-over-year due to lower average revenue per customer and a smaller base of post-paid customers. Equipment revenues declined 15% compared to the year-ago period, but were up 2% sequentially. The annual decline reflects more aggressive market pricing and increased sales of lower-priced handsets. The sequential increase is due to higher average priced handset sales.

•

Post-paid ARPU was a little more than $58 in the quarter, compared to $59 in the third quarter and a little more than $60 in the fourth quarter of 2006. CDMA post-paid ARPU decreased a little under 1% from both the year-ago period and sequentially. iDEN post-paid ARPU was 7% below the prior year and declined 3% sequentially. The post-paid ARPU decline reflects lower voice revenues, partially offset by increased data revenues.

•

Data contributed more than $11 to overall post-paid ARPU in the quarter. Data ARPU on the post-paid CDMA base was more than $14, an increase of 21% from the year-ago period. Data contributed more than $5 to iDEN ARPU, an increase of 10% from the year-ago period.

•

Pre-paid ARPU was a little under $28 in the fourth quarter, compared to a little over $30 in the third quarter and a little under $32 in the fourth quarter of 2006. The sequential decline is in part due to a one-time revenue benefit in the third quarter and lower average usage. The annual comparison reflects a decline in average usage. Boost Unlimited was a minor contributor to prepaid revenues in the quarter.

Operating Expenses

•

Total operating expenses for the quarter were $8.3 billion after normalizing for special items. This compares with normalized operating expenses of $8.2 billion in the third quarter and $8.3 billion in the fourth quarter of 2006.

•	Costs of services increased 3% annually and 1% sequentially. The growth is primarily due to a larger number of cell sites on air.

•	Cost of products was 7% below the fourth quarter of 2006 due to the decrease in the cost we pay for handsets. Cost of products in the quarter was flat with the third quarter.

•

SG+A expenses increased 6% compared to the fourth quarter of 2006 and 5% sequentially. The year-over-year increase is due to increased customer care costs and higher bad debt expense, partially offset by lower sales costs associated with lower gross additions. The quarter-over-quarter comparison reflects increases in customer care and bad debt and an adjustment to variable compensation that benefited the third quarter.

Capital Spending

Wireless capital expenditures totaled $1.4 billion in the fourth quarter and were $5.0 billion for the full year, or a little over 14% of annual revenues. In 2007, the majority of capital was deployed to increase capacity, enhance and expand the network footprint and triple the footprint of EV-DO Rev. A coverage to areas where 222 million people live and work.

WIRELINE RESULTS

TABLE No. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter Ended December 31,		% Δ	Year-to-Date December 31,		% Δ
	2007	2006		2007	2006
Net operating revenues	$1,619	$1,632	(1)%	$6,463	$6,560	(1)%
Adjusted operating income*	178	116	53%	540	485	11%
Adjusted OIBDA*	320	263	22%	1,074	991	8%
Adjusted OIBDA margin*	19.8%	16.1%		16.6%	15.1%
Capex	$205	$274	(25)%	$632	$821	(23)%

The following is a discussion of Wireline results.

•	Wireline revenues reflect growth in Internet Protocol (IP) services, offset by declines in voice and legacy data services.

•

IP revenues increased 42% annually and 11% sequentially, driven by growth in demand from cable partners and enterprise customers. In the fourth quarter, the company added 700,000 new cable customer lines in service. Sprint Nextel is now serving 3.3 million lines for cable partners and has service agreements with cable companies that collectively pass 31 million households.

•

Voice revenues decreased 9% compared to the fourth quarter of 2006 and 4% sequentially. The annual decline was due to ongoing pressures in consumer and business segments, partially offset by increased sales to Wireless. Sequentially, voice revenues were down in all segments.

•

Data revenues from legacy technologies, including private line, frame relay and ATM, declined 17% year-over-year and 2% sequentially. Legacy data revenues continue to be impacted, in part by customer migrations to IP services. The transition to an all-IP network is ahead of schedule, and customer satisfaction with IP migrations remains very high.

•

After normalizing for special items, total operating expenses were 5% below the fourth quarter of 2006 and declined 1% sequentially. Normalized SG+A expenses includes a $40 million credit in the quarter due to prepaid licenses for the use of certain patents.

•	Full-year capital expenditures of $632 million were approximately 10% of revenues.

Forward-Looking Guidance

Sprint Nextel is currently assessing a reorganization of its business model, associated sales, distribution and marketing plans, and its financial outlook. The company expects to provide an update when these plans are finalized. In the first quarter of 2008, Sprint Nextel currently expects to report a sequential increase in post-paid churn and a decline in Wireless post-paid subscribers of approximately 1.2 million customers, which is unlikely to improve in the second quarter. We also expect continued downward pressure on postpaid ARPU in the first quarter. First quarter Adjusted OIBDA* is projected to be in the range of $1.8 billion to $1.9 billion.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

Adjusted Earnings (Loss) per Share (EPS) is defined as income (loss) from continuing operations, before special items, net of tax and the diluted EPS calculated thereon. Adjusted EPS before Amortization is defined as income (loss) from continuing operations before special items and amortization, net of tax, and the diluted EPS calculated thereon. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that these measures are useful because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquired amortizable intangible assets and not to the ongoing operations of our businesses.

Adjusted Operating Income (Loss) is defined as operating income (loss) before special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe this measure is useful because it allows investors to evaluate our operating results for different periods on a more comparable basis by excluding special items.

Adjusted OIBDA is defined as operating income before depreciation, amortization, severance, exit costs and asset impairments, and special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Long Distance. These non-GAAP measures should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is defined as the change in cash and cash equivalents less the change in debt, investment in certain securities, proceeds from common stock and other financing activities, net, from continuing operations. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, current marketable securities and restricted cash. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the balance sheet and statement of cash flows. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance, forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•

the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services and equipment we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•

the impact of difficulties we may continue to encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of Nextel Partners, Inc. and the PCS Affiliates that provide wireless PCS under the Sprint® brand name, that we have acquired, including the risk that these difficulties may limit our ability to fully integrate the operations of these businesses and the risk that we will be unable to continue to retain key employees;

•

the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next-generation broadband wireless network;

•

the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next-generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•

the inability of third parties to perform to our requirements under agreements related to our business operations, including a significant adverse change in the ability of any of our handset suppliers to provide devices, or Motorola, Inc.’s ability or willingness to provide related equipment and software applications, or to develop new technologies or features for our iDEN® network;

•	the impact of adverse network performance;

•

the costs and/or potential customer impacts of compliance with regulatory mandates, particularly requirements related to the reconfiguration of the 800 MHz band used to operate our iDEN network as contemplated by the Federal Communications Commission’s Report and Order released in August 2004 as supplemented by subsequent memoranda;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006 and our upcoming Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors.”

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving about 54 million customers at the end of the fourth quarter 2007; industry-leading mobile data services; instant national and international walkie-talkie capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

Sprint Nextel Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (a) (1)

(Millions, except per share data)

TABLE NO. 4

	Quarter Ended		Year To Date
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net Operating Revenues	$9,847	$10,438	$40,146	$41,003

Operating Expenses
Cost of services	3,025	3,045	12,069	11,836
Cost of products	1,212	1,275	5,122	4,927
Selling, general and administrative (2)	3,230	3,066	12,673	11,957
Severance, exit costs and asset impairments (3)	56	79	440	207
Goodwill impairment (4)	29,729	—	29,729	—
Depreciation	1,508	1,474	5,711	5,738
Amortization	712	930	3,312	3,854

Total operating expenses	39,472	9,869	69,056	38,519

Operating (Loss) Income	(29,625)	569	(28,910)	2,484
Interest expense	(334)	(359)	(1,433)	(1,533)
Interest income	28	26	151	301
Other, net (5)	234	142	247	231

(Loss) income from continuing operations before income taxes	(29,697)	378	(29,945)	1,483
Income tax benefit (expense)	245	(117)	365	(488)

(Loss) Income from Continuing Operations	(29,452)	261	(29,580)	995
Discontinued operations, net (6)	—	—	—	334

Net (Loss) Income	(29,452)	261	(29,580)	1,329
Preferred stock dividends paid	—	—	—	(2)

(Loss) Income Available to Common Shareholders	$(29,452)	$261	$(29,580)	$1,327

Earnings per Share
Diluted (Loss) Earnings Per Common Share	$(10.36)	$0.09	$(10.31)	$0.45
Discontinued operations	—	—	—	(0.11)

Diluted (Loss) Earnings Per Common Share from Continuing Operations	$(10.36)	$0.09	$(10.31)	$0.34

Diluted weighted average common shares	2,844	2,916	2,868	2,972

Basic (Loss) Earnings Per Common Share	$(10.36)	$0.09	$(10.31)	$0.45
Basic weighted average common shares	2,844	2,897	2,868	2,950

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating (Loss) Income	$398	$719	$(29,625)	$569	$(28,910)	$2,484
Special items before taxes
Merger and integration expense (2)	135	107	119	117	516	413
Severance, exit costs and asset impairments (3)	125	50	56	79	440	207
Goodwill impairment (4)	—	—	29,729	—	29,729	—
Contingencies and other (7)	—	1	(44)	5	2	4

Adjusted Operating Income*	658	877	235	770	1,777	3,108
Depreciation and amortization	2,222	2,488	2,220	2,404	9,023	9,592

Adjusted OIBDA*	2,880	3,365	2,455	3,174	10,800	12,700
Capital expenditures (8)	1,176	1,843	2,009	2,612	6,458	7,057

Adjusted OIBDA* less Capex	$1,704	$1,522	$446	$562	$4,342	$5,643

Operating Income Margin (b)	4.2%	7.4%	-322.8%	5.9%	-76.9%	6.6%
Adjusted OIBDA Margin* (c)	30.7%	34.9%	26.8%	33.0%	28.8%	33.6%

(a)

Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.

(b)	Operating Income Margin excludes equipment revenue.
(c)	Adjusted OIBDA Margin excludes equipment revenue, revenue generated by the non-core line of business that has been normalized out of Adjusted OIBDA and certain other non-recurring revenue adjustments.
(1), (2), (3), (4), (5), (6), (7), (8)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

RECONCILIATIONS OF EARNINGS PER SHARE (Unaudited)

(Millions, except per share data)

TABLE NO. 5

	Quarter Ended		Quarter Ended		Year To Date
	December 31, 2007	December 31, 2006	September 30, 2007	September 30, 2006	December 31, 2007	December 31, 2006
(Loss) Income Available to Common Shareholders	$(29,452)	$261	$64	$279	$(29,580)	$1,327
Preferred stock dividends paid	—	—	—	—	—	2

Net (Loss) Income	(29,452)	261	64	279	(29,580)	1,329
Discontinued operations, net	—	—	—	—	—	(334)

(Loss) Income from Continuing Operations	(29,452)	261	64	279	(29,580)	995
Special items (net of taxes) (a)
Merger and integration expense	72	71	84	66	316	252
Severance, exit costs and asset impairment	35	52	78	31	274	129
Goodwill impairment	29,571	—	—	—	29,571	—
Contingencies and other	(27)	6	—	2	10	8
Net gains on investment activities and equity in earnings (5)	(37)	(92)	(4)	—	(52)	(132)
Tax audit settlement	—	(16)	(19)	(42)	(19)	(58)
Gain on early retirement of debt	—	—	(3)	(4)	(5)	(9)

Adjusted Net Income*	$162	$282	$200	$332	$515	$1,185

Amortization (net of taxes)	430	560	472	619	2,000	2,320

Adjusted Net Income before Amortization*	$592	$842	$672	$951	$2,515	$3,505

Diluted (Loss) Earnings Per Common Share	(10.36)	0.09	0.02	0.09	(10.31)	0.45

Discontinued operations	—	—	—	—	—	(0.11)
Diluted (Loss) Earnings Per Common Share from Continuing Operations	(10.36)	0.09	0.02	0.09	(10.31)	0.34
Special items (net of taxes) (a)	10.42	—	0.05	0.02	10.49	0.06

Adjusted Earnings Per Share*	$0.06	$0.09	$0.07	$0.11	$0.18	$0.40

Amortization (net of taxes) (b)	0.15	0.20	0.16	0.21	0.70	0.78

Adjusted Earnings Per Share before Amortization* (b)	$0.21	$0.29	$0.23	$0.32	$0.88	$1.18

(a)	See accompanying Notes to Financial Data.
(b)	Rounding differences are recorded to the Amortization (net of taxes) line.
(5)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

NON-GAAP WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (a) (1)

(Millions, except subscriber counts and metrics)

TABLE No. 6

	Quarter Ended		Year To Date
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net Operating Revenues
Service	$7,553	$7,959	$31,044	$31,059
Equipment	676	794	2,595	3,172
Wholesale, affiliate and other	268	248	1,061	870

Total Net Operating Revenues	8,497	9,001	34,700	35,101

Operating Expenses
Cost of services	2,192	2,120	8,612	8,058
Costs of products	1,190	1,275	5,023	4,927
Selling, general and administrative	2,870	2,697	11,151	10,438
Merger and integration expense (2)	87	86	344	191
Severance, exit costs and asset impairments (3)	41	73	386	175
Goodwill impairment (4)	29,729	—	29,729	—
Contingencies and other (7)	(15)	5	8	4
Depreciation	1,366	1,327	5,175	5,232
Amortization	711	930	3,310	3,854

Total operating expenses	38,171	8,513	63,738	32,879

Operating (Loss) Income	$(29,674)	$488	$(29,038)	$2,222

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating (Loss) Income	$319	$708	$(29,674)	$488	$(29,038)	$2,222
Special items before taxes
Merger and integration expense (2)	76	42	87	86	344	191
Severance, exit costs and asset impairments (3)	119	41	41	73	386	175
Goodwill impairment (4)	—	—	29,729	—	29,729	—
Contingencies and other (7)	—	1	(15)	5	8	4

Adjusted Operating Income*	514	792	168	652	1,429	2,592
Depreciation and amortization	2,089	2,364	2,077	2,257	8,485	9,086

Adjusted OIBDA*	2,603	3,156	2,245	2,909	9,914	11,678
Capital expenditures (8)	813	1,473	1,404	2,238	4,991	5,846

Adjusted OIBDA* less Capex	$1,790	$1,683	$841	$671	$4,923	$5,832

Operating Income Margin (b)	4.0%	8.6%	-379.2%	5.9%	-90.4%	7.0%
Adjusted OIBDA Margin* (c)	32.4%	38.4%	28.7%	35.5%	30.9%	36.6%

Operating Statistics

	QTD 1Q 2007	QTD 2Q 2007	QTD 3Q 2007	QTD 4Q 2007	YTD 2007
Direct Post-Paid Subscribers
Service revenue (in millions)	$7,418	$7,497	$7,364	$7,175	$29,454
ARPU	59	60	59	58	59
Churn	2.3%	2.0%	2.3%	2.3%	2.2%
Additions (in thousands)	(220)	16	(337)	(683)	(1,224)
End of period subscribers (in thousands) (d)	41,585	41,601	41,434	40,751	40,751
Hours per subscriber	16	16	16	15	16

Direct Prepaid Subscribers
Service revenue (in millions)	$397	$401	$414	$378	$1,590
ARPU	32	31	30	28	30
Churn	7.0%	6.8%	6.2%	7.5%	6.8%
Additions (in thousands)	275	169	67	55	566
End of period subscribers (in thousands)	4,287	4,456	4,523	4,578	4,578
Hours per subscriber	7	7	8	8	8

Wholesale Subscribers
Additions (in thousands)	467	155	194	500	1,316
End of period subscribers (in thousands)	6,825	6,980	7,174	7,674	7,674

Affiliate Subscribers
Additions (in thousands)	46	33	16	20	115
End of period subscribers (in thousands) (d)	945	978	824	844	844

Total Subscribers
Additions (in thousands)	568	373	(60)	(108)	773
End of period subscribers (in thousands)	53,642	54,015	53,955	53,847	53,847

(a)

Results for each of the periods reflected include the results of each of the acquired PCS Affiliates, Nextel Partners and Velocita from either the date of the acquisition or the start of the month closest to the acquisition date.

(b)	Operating Income Margin excludes equipment revenue.
(c)	Adjusted OIBDA Margin excludes equipment revenue, revenue generated by the non-core line of business that has been normalized out of Adjusted OIBDA and certain other non-recurring revenue adjustments.
(d)	Reflects the transfer of 170,000 subscribers from Affiliates to Post-Paid due to the acquisition of an Affiliate in the quarter ended September 30, 2007.
(1), (2), (3), (4), (7), (8)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited) (1)

(Millions)

TABLE NO. 7

	Quarter Ended		Year To Date
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net Operating Revenues
Voice	$833	$912	$3,509	$3,769
Data	292	350	1,210	1,432
Internet	453	319	1,575	1,143
Other	41	51	169	216

Total Operating Revenues	1,619	1,632	6,463	6,560

Operating Expenses
Costs of services and products	1,109	1,121	4,452	4,491
Selling, general and administrative	161	248	931	1,078
Severance, exit costs and asset impairments (3)	13	5	48	31
Depreciation	141	147	532	506
Amortization	1	—	2	—

Total operating expenses	1,425	1,521	5,965	6,106

Operating Income	$194	$111	$498	$454

NON GAAP RECONCILIATION

	Quarter Ended		Quarter Ended		Year To Date
	September 30, 2007	September 30, 2006	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating Income	$155	$77	$194	$111	$498	$454
Special items before taxes
Severance, exit costs and asset impairments (3)	3	9	13	5	48	31
Contingencies and other (7)	—	—	(29)	—	(6)	—

Adjusted Operating Income*	158	86	178	116	540	485
Depreciation and amortization	132	124	142	147	534	506

Adjusted OIBDA*	290	210	320	263	1,074	991
Capital expenditures (8)	138	255	205	274	632	821

Adjusted OIBDA* less Capex	$152	$(45)	$115	$(11)	$442	$170

Operating Income Margin	9.6%	4.7%	12.0%	6.8%	7.7%	6.9%
Adjusted OIBDA Margin*	18.0%	12.9%	19.8%	16.1%	16.6%	15.1%

Operating Statistics

	QTD 1Q 2007	QTD 2Q 2007	QTD 3Q 2007	QTD 4Q 2007	YTD 2007
YOY Voice only minutes volume growth (a)	3%	6%	4%	0%	3%

(a)	Does not include minutes associated with Cable VOIP.
(1), (3), (7), (8)	See accompanying Notes to Financial Data.

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW (Unaudited)

(Millions)

TABLE NO. 8

	December 31, 2007	December 31, 2006
For the Year to Date Period Ended
Operating Activities
Net (loss) income	$(29,580)	$1,329
Income from discontinued operations	—	(334)
Goodwill impairment	29,729
Depreciation and amortization	9,023	9,592
Provision for losses on accounts receivable	920	656
Share-based compensation expense	265	338
Gain on sale or exchange of investments	(253)	(205)
Deferred income taxes	(360)	468
Losses on impairment of long-lived assets	163	69
Other, net	(662)	(1,858)

Net cash provided by continuing operations	9,245	10,055
Net cash provided by discontinued operations	—	903

Net cash provided by operating activities	9,245	10,958

Investing activities
Capital expenditures	(6,322)	(7,556)
Expenditures relating to FCC licenses and other intangible assets	(844)	(822)
Proceeds from sale of Embarq notes	—	4,447
Proceeds from spin-off of local communications business, net	—	1,821
Acquistions, net of cash acquired	(287)	(10,481)
Cash collateral for securities loan agreements	866	(866)
Other investing activities	210	2,065

Net cash used in investing activities	(6,377)	(11,392)

Financing activities
Borrowings under credit facility	750	—
Proceeds from issuance of debt securities	750	1,992
Purchase and retirements of debt	(1,392)	(4,342)
Retirement of bank facility term loan	—	(3,700)
Proceeds from issuance of commercial paper	6,008	4,618
Maturities of commercial paper	(6,143)	(4,104)
Payments of securities loan agreements	(866)	866
Proceeds from issuances of common shares	344	405
Purchase of common shares	(1,833)	(1,643)
Retirement of redeemable preferred shares	—	(247)
Dividends paid	(286)	(296)
Other, net	—	28

Net cash used in financing activities	(2,668)	(6,423)

Change in cash and cash equivalents	200	(6,857)

Cash and cash equivalents, beginning of period	2,046	8,903

Cash and cash equivalents, end of period	$2,246	$2,046

Sprint Nextel Corporation

FREE CASH FLOW (NON GAAP)

(Millions)

TABLE NO. 9

	Quarter Ended		Quarter Ended		Year To Date
	December 31, 2007	December 31, 2006	September 30, 2007	September 30, 2006	December 31, 2007	December 31, 2006
Adjusted OIBDA*	$2,455	$3,174	$2,880	$3,365	$10,800	$12,700
Adjust for special items	(29,860)	(201)	(260)	(158)	(30,687)	(624)
Other operating activities, net (a)	29,502	(510)	94	(303)	29,132	(2,021)

Cash from operating activities (GAAP)	2,097	2,463	2,714	2,904	9,245	10,055

Capital expenditures	(1,671)	(2,411)	(1,261)	(1,885)	(6,322)	(7,209)
Expenditures relating to FCC Licenses	(373)	(364)	(204)	(51)	(835)	(822)
Proceeds from sales of investments and assets	206	626	115	54	363	837
Dividends paid	(71)	(72)	(71)	(74)	(286)	(296)
Other investing activities, net	23	179	(2)	(179)	17	194

Free Cash Flow*	211	421	1,291	769	2,182	2,759

Purchase of common shares	—	(120)	(432)	(1,523)	(1,833)	(1,643)
Increase (decrease) in debt, net	(27)	210	(775)	(1,783)	(27)	(5,536)
Proceeds from common shares issued	7	33	25	46	344	405
Retirement of redeemable preferred shares	—	—	—	—	—	(247)
Acquisitions net of cash acquired	—	2	(287)	(867)	(287)	(10,481)
Proceeds from spin-off of local communications business and sale of Embarq notes	—	—	—	—	—	6,268
Discontinued operations activity, net	—	—	—	—	—	367
Change in restricted cash	—	—	—	1,124	—	93
Investments in debt securities, net	(188)	2	(3)	91	(179)	1,130
Other financing activities, net	—	16	—	12	—	28

Change in cash and cash equivalents - GAAP	$3	$564	$(181)	$(2,131)	$200	$(6,857)

(a)	Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in net income (loss).

Sprint Nextel Corporation

CONSOLIDATED BALANCE SHEETS (1)

(Millions)

TABLE NO. 10

	(Unaudited)
	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$2,246	$2,046
Marketable securities	194	15
Accounts and notes receivable, net	4,196	4,690
Device and accessory inventory	938	1,176
Deferred tax assets	447	923
Prepaid expenses and other current assets	640	1,454

Total current assets	8,661	10,304

Investments	165	253
Property, plant and equipment, net	26,496	25,868
Goodwill	935	30,904
FCC licenses and other	21,123	19,935
Customer relationships, net	4,203	7,256
Other definite lived intangible assets, net	1,835	1,962
Other assets	691	679

Total	$64,109	$97,161

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$3,481	$3,173
Accrued expenses and other current liabilities	3,962	5,426
Current portion of long-term debt and capital lease obligations	1,661	1,143

Total current liabilities	9,104	9,742

Long-term debt and capital lease obligations	20,469	21,011
Deferred tax liabilities	8,689	10,095
Other liabilities	3,848	3,182

Total liabilities	42,110	44,030

Shareholders’ equity
Common shares	5,902	5,902
Paid-in capital	46,693	46,664
(Accumulated deficit) retained earnings	(28,324)	1,638
Treasury shares, at cost	(2,161)	(925)
Accumulated other comprehensive loss	(111)	(148)

Total shareholders’ equity	21,999	53,131

Total	$64,109	$97,161

(1)	See accompanying Notes to Financial Data.

NET DEBT (NON-GAAP)

(Millions)

TABLE NO. 11

	September 30, 2007			December 31, 2007			December 31, 2006
Total Debt		$22,152			$22,130			$22,154
Less: Cash and cash equivalents		(2,243)			(2,246)			(2,046)
Less: Marketable securities		—			(194)			(15)

Net Debt*		$19,909			$19,690			$20,093

Adjusted OIBDA* for the three months ended		$2,880			$2,455			$3,174
	x	4		x	4		x	4

Annualized Adjusted OIBDA*		$11,520			$9,820			$12,696

Net Debt / Annualized Adjusted OIBDA*		1.7	X		2.0	X		1.6	X

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited)

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)

In the fourth quarter and for the twelve months ended December 31, 2007, we recorded merger and integration costs of $119 million pre-tax ($72 million, net of tax) and $516 million pre-tax ($316 million, net of tax), respectively. In the fourth quarter and for the twelve months ended December 31, 2006, we recorded merger and integration costs of $117 million pre-tax ($71 million, net of tax) and $413 million pre-tax ($252 million, net of tax), respectively.

All merger costs were related to the Sprint-Nextel merger and/or the PCS Affiliates and Nextel Partners’ acquisitions. Merger and integration costs are generally non-recurring in nature and primarily include costs to prepare systems for the launch of common customer interfacing systems, processes and other integration and planning activities, certain costs to provide wireless devices that operate seamlessly between the CDMA and iDEN networks, certain customer care costs, costs to retain employees, costs related to re-branding, and other costs. Merger and integration costs related to wireless devices that operate seamlessly between the CDMA and iDEN networks were $35 million for the fourth quarter 2007 and $148 million for the twelve months ended December 31, 2007.

Merger and integration expenses which are solely and directly attributable to the Wireless segment have been allocated to that segment. These expenses are classified as selling, general and administrative, cost of products, or equipment revenues as appropriate on our consolidated statement of operations. Merger and integration expenses that are not solely and directly attributable to the Wireless segment are included in the Corporate segment and are classified as selling, general and administrative expenses on our consolidated statement of operations. In the second quarter of 2007, we reclassified certain historical merger and integration expenses from the Corporate segment to the Wireless segment to conform with the policies described above.

(3)

In the fourth quarter ended December 31, 2007, we recorded severance, exit costs and asset impairment charges of $56 million pre-tax ($35 million, net of tax), which consists of $11 million of work force reductions and lease termination charges and $45 million of asset impairments due to the abandonment of various assets during the period. For the twelve months ended December 31, 2007, we recorded severance, exit costs and asset impairment charges of $440 million pre-tax ($274 million, net of tax), which consists of $277 million related to work force reductions and lease termination charges, and $163 million of asset impairments primarily related to the abandonment of various assets year to date. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

In the fourth quarter ended December 31, 2006, we recorded severance, exit costs and asset impairment charges of $79 million pre-tax ($52 million, net of tax), which consists of $71 million in severance and related costs associated with work force reductions of legacy Sprint employees and $8 million of asset impairments primarily related to software asset impairment and abandonment. For the twelve months ended December 31, 2006, we recorded severance, exit costs and asset impairment charges of $207 million pre-tax ($129 million, net of tax), which consists of about $138 million in severance and related costs associated with work force reductions of legacy Sprint employees and $69 million of asset impairments primarily related to software asset impairment and abandonment. Severance, exit costs and asset impairment charges are allocated to the appropriate segment results.

(4)

Goodwill represents the premium paid over the fair value of the net tangible and intangible assets we acquired in business combinations. We are required to assess goodwill for impairment annually or when an indicator of impairment exists under generally accepted accounting principles. Our annual assessment occurs during the fourth quarter of each calendar year. As a result of our 2007 annual assessment, we recorded a non-cash goodwill impairment charge of $29.7 billion. The substantial majority of the charge is not taxable as goodwill is generally not separately deductible for tax purposes. This charge will not impact our future cash flows and does not result in the violation of any of our debt covenants.

Sprint Nextel Corporation

NOTES TO FINANCIAL DATA (Unaudited) - Continued

(5)

During the fourth quarter 2007, we recorded a pre-tax gain of $240 million related to the sale of a portion of our equity interest in Virgin Mobile USA, LLC. Of this pre-tax gain of $240 million, we have considered $60 million ($37 million, net of tax) as a special item to arrive at our Adjusted Net Income*.

During the fourth quarter 2006, we recorded a pre-tax gain of $396 million ($252 million, net of tax) related to the sale of our equity interest in NII Holdings, Inc. or NII, offset by a $250 million pre-tax loss ($160 million, net of tax) from the settlement of a derivative associated with the NII stock investment. We excluded this $146 million net pre-tax gain ($92 million, net of tax) to arrive at our Adjusted Net Income* as it is derived from one-time non-recurring transactions.

(6)

In May 2006, we entered into a separation and distribution agreement with Embarq Corporation, which consists primarily of the business that we had reported as the Local segment in our consolidated financial statements in prior periods, and, at the time, was a wholly owned subsidiary, and on May 17, 2006, we completed the spin off of Embarq. The results of the discontinued operations (net of tax), have been reclassified out of the operating results as of January 1, 2006.

(7)

Contingencies and other includes charges associated with legal contingencies, net costs associated with the exit of a non-core line of business and certain non-recurring adjustments associated with hurricane insurance settlements.

(8)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Consolidated capital expenditures of $6.5 billion for the twelve months ended December 31, 2007 includes $263 million of changes in accrued capital expenditures less $127 million of capitalized interest. Wireless segment capital expenditures of $5.0 billion for the twelve months ended December 31, 2007 includes $43 million of changes in accrued capital expenditures less $119 million of capitalized interest. Wireline segment capital expenditures of $632 million for the twelve months ended December 31, 2007 includes $69 million in accrued capital expenditures less $4 million of capitalized interest. Cash paid for capital expenditures can be found in the statements of cash flows on Table No. 8 and free cash flows on Table No. 9.